Exhibit 99.1

Patria Latin American Opportunity Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

New York, NY – March 9, 2022 – Patria Latin American Opportunity Acquisition Corp. (“Patria” or the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “PLAOU” beginning on March 10, 2022. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “PLAO” and “PLAOW,” respectively. The offering is expected to close on March 14, 2022, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or sector, geography, or stage, the Company intends to focus its search in Latin America and in sectors where Patria has developed investment expertise (including but not limited to healthcare, food and beverage, logistics, agribusiness, education, and financial services). The Company’s sponsor is associated with the Brazilian asset management firm Patria Investimentos Ltda.

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as global coordinators and representatives of the offering’s underwriters. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a final prospectus. When available, copies of the final prospectus may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (212) 834-4533 or by emailing at prospectus-eq_fi@jpmchase.com; Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will complete a business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC and in the Risk Factors section of the final prospectus in connection with the Company’s offering that the Company intends to file with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Josh Wood

Andre Medina

plg@patria.com

t +1 345 640 4900